Newmont Benefits from Lower Costs; Generates Net Cash From Continuing Operations of $503 Million; Boddington Start-Up Underway

This release should be read in conjunction with Newmont’s Second Quarter 2009 Form 10-Q filed with the Securities and Exchange Commission on July 23, 2009 (available at www.newmont.com).

DENVER, July 23, 2009 – Newmont Mining Corporation (NYSE: NEM) (“Newmont” or the “Company”) today announced second quarter results, with equity gold sales of 1.2 million ounces at an average realized price of $915 per ounce and costs applicable to sales of $423 per ounce, resulting in adjusted net income(1) of $213 million ($0.43 per share), compared to $221 million ($0.50 per share) for the prior year quarter.  Net income from continuing operations on a GAAP basis(2) was $171 million ($0.35 per share) for the second quarter, compared to $270 million ($0.60 per share) for the year ago quarter.  The 2009 decrease is primarily due to lower realized copper prices and a significantly higher tax rate, partially offset by higher sales volumes and lower operating costs.

Second Quarter 2009 Highlights:

❑	Equity gold sales of 1.2 million ounces at an average realized price of $915 per ounce;
❑	Equity copper sales of 47 million pounds at an average realized price of $2.17 per pound;
❑	Costs applicable to sales for gold of $423 per ounce, down 4% from $439 per ounce in the year ago quarter;
❑	Costs applicable to sales for copper of $0.58 per pound;
❑	Net cash provided from continuing operations of $503 million; and
❑	Adjusted net income(1) of $213 million ($0.43 per share).

Richard O’Brien, President and Chief Executive Officer said, “I am pleased to report that our costs applicable to sales were 4% lower than last year’s quarter, resulting in an operating margin of $492 per ounce for the quarter.  I am also pleased to report that we have successfully started to transition Boddington from project construction to start-up.  As Boddington ramps up towards commercial production, it will become a significant contributor to our portfolio and create sustainable value for our shareholders, employees and host communities.”

With six months of operating results as well as Boddington’s July start-up, the Company revised the top end of its 2009 equity gold sales outlook from 5.5 to 5.4 million ounces.  With a revised 2009 equity gold sales outlook of 5.2 to 5.4 million ounces, the Company’s outlook for 2009 costs applicable to sales remains unchanged at between $400 and $440 per ounce.  The Company’s costs applicable to sales forecast for 2009 now assumes an oil price of $70 per barrel and an Australian dollar exchange rate of 0.75 for the balance of the year.

(1)	See reconciliation from adjusted net income to GAAP Net income on page 10 of this release.
(2)	In this release, GAAP Net income refers to Net income attributable to Newmont stockholders.

Costs applicable to sales are expected to change by approximately $3 per ounce for every $10 change in the oil price and by roughly $3 per ounce for every 0.10 change in the Australian dollar exchange rate for the remainder of the year.

Regional Operations

In the second quarter of 2009, the Company reported equity gold sales of 1.2 million ounces at costs applicable to sales of $423 per ounce.  The Company’s operations delivered equity gold sales slightly above expectations as higher than expected sales at Yanacocha in Peru, at Batu Hijau in Indonesia and in Australia were partially offset by lower sales in Nevada.  Costs applicable to sales per ounce were lower than expected in Nevada, in Australia and at Batu Hijau, partially offset by higher costs at Ahafo in Ghana and at La Herradura in Mexico.

Nevada - Nevada sold 415,000 equity ounces of gold at costs applicable to sales of $549 per ounce during the second quarter.  Equity gold sales were slightly lower than expected primarily due to lower throughput and grades at Mill 6 following the annual maintenance period during May, as well as lower production at Midas due to the suspension of mining following a ground failure which curtailed production for most of April.  During the quarter, costs applicable to sales per ounce were lower than expected due to higher by-product credits and lower milling costs, partially offset by lower than expected gold sales.  The Company updated its 2009 equity gold sales outlook from Nevada to between 1.9 and 2.0 million ounces from the previously announced outlook of between 1.8 and 2.0 million ounces.  The outlook for 2009 costs applicable to sales remains unchanged at between $535 and $575 per ounce.

Yanacocha - Equity gold sales during the second quarter at Yanacocha in Peru were 274,000 ounces at costs applicable to sales of $323 per ounce.  Equity gold sales were above expectations due to higher leach pad production as well as higher grades and throughput at the gold mill.  Costs applicable to sales per ounce were in-line with expectations as cost decreases associated with higher gold sales were offset by higher royalty and workers participation costs from higher realized gold prices, and from lower by-product credits.  The Company increased its 2009 equity gold sales outlook to between 1,000,000 and 1,050,000 ounces from the previously announced outlook of between 975,000 and 1,025,000 ounces.  The Company also increased its 2009 outlook for costs applicable to sales to between $300 and $320 per ounce, up slightly from the previously announced guidance of between $290 and $310 per ounce, primarily due to higher royalties and workers participation costs.

Australia/New Zealand - Equity gold sales during the second quarter in Australia/New Zealand were 283,000 ounces at costs applicable to sales of $500 per ounce.  Equity gold sales were slightly higher than expectations as higher grades and recoveries at Jundee were offset by lower grades and recoveries at Tanami and lower production at Waihi in New Zealand following an electrical fire at the mill in early May which halted production for the remainder of the quarter.  The Company expects the mill repairs to be completed in August.  Costs applicable to sales per ounce were lower than expected due to higher gold sales, partially offset by higher royalty costs. Regional costs applicable to sales are expected to change by approximately $13 per ounce for every 0.10 change in the Australian dollar exchange rate for the remainder of the year.

The Company updated its 2009 outlook for the region for equity gold sales to between 1.4 and 1.5 million ounces, down from the previously announced outlook of between 1.5 and 1.6 million ounces, primarily related to lower expected gold sales at Boddington with the start-up occurring near the back end of our range.  The Company also updated the outlook for regional costs applicable to sales to between $460 and $500 per ounce, up slightly from the previously announced outlook of between $440 and $480 per ounce, primarily as a result of the delayed start-up at Boddington.

Batu Hijau - Equity gold and copper sales during the second quarter at Batu Hijau in Indonesia were 48,000 ounces and 47 million pounds, respectively, in line with expectations, at costs applicable to sales of $229 per ounce and $0.58 per pound, respectively.  Total costs applicable to sales were lower than expected as a result of lower diesel costs and a higher build in ore stockpile inventory.  Costs applicable to sales allocated to gold were lower than expected due to the lower allocation of costs to gold as a result of co-product accounting.  For 2009, the Company continues to expect equity gold and copper sales of between 225,000 and 250,000 ounces and 210 and 230 million pounds, respectively, at costs applicable to sales of between $280 and $320 per ounce and $0.50 and $0.65 per pound, respectively.

Ahafo - Equity gold sales during the second quarter at Ahafo in Ghana were 132,000 ounces at costs applicable to sales of $428 per ounce.  Equity gold sales were in-line with expectations as slightly lower throughput was offset by slightly higher grades.  Costs applicable to sales per ounce were higher than expected due to the processing of higher cost stockpiled material, partially offset by lower fuel costs.  The Company continues to have a positive outlook on hydro power availability, with water levels in the supplying lake appearing sufficient to meet power demands for the remainder of the year.  The Company continues to expect its 2009 outlook for equity gold sales to be between 500,000 and 525,000 ounces and costs applicable to sales to be between $425 and $450 per ounce for Ahafo.

Other – Equity gold sales at La Herradura in Mexico during the second quarter were 31,000 ounces at costs applicable to sales of $398 per ounce.  Equity gold sales were higher than expected due to additional sales from inventory.  Costs applicable to sales were also higher than expected due to the processing of higher cost inventory and higher workers participation costs, partially offset by lower input costs and higher by-product credits.

Capital Update

Consolidated capital expenditures were $632 million during the second quarter, with over 70% attributable to the Boddington project in Australia.  The Company has narrowed its expectations for capital expenditures at Boddington to between $2.8 and $2.9 billion (excluding capitalized interest) on a 100% basis from the previously announced range of between $2.6 and $2.9 billion (excluding capitalized interest).  The Company updated its 2009 consolidated capital expenditure outlook to between $1.5 and $1.7 billion, up from $1.4 to $1.6 billion, primarily related to the later than expected start-up of Boddington, partially offset by lower capital expenditures throughout the rest of the portfolio.

Boddington Update

The Company has begun the start-up phase of the Boddington project in Western Australia.  With the successful turnover of the dry plant to operations and wet plant commissioning advancing rapidly, planned start-up is continuing, despite being adversely affected by wet weather and a recent decline in contracted workforce productivity associated with the industry-wide economic slowdown.  At full production, Boddington will be Australia’s largest gold mine.

Expected milestones include:

❑	First waste rock to mills achieved on July 14th;
❑	First ore to mills expected by end of July;
❑	First production expected in August; and
❑	Expected 12 month ramp-up to full production.

“For a project of its size and complexity, Boddington represents a signature achievement not just for Newmont, but for our industry as a whole,” said Richard O’Brien, President and Chief Executive Officer.  “I am especially proud of how our employees in Australia and from across the globe contributed to the successful delivery of this world-class project.  As Newmont continues its safety journey, it is especially pleasing to see this project as an industry leader in safety performance.”

Key operating highlights for Boddington are expected to include:

❑	First five year average annual gold production: ~1,000,000 ounces;
❑	First five year average costs applicable to sales (net of by-product credits): $300 per ounce;
❑	Proven and probable gold reserves: 20.1 million ounces; and
❑	Estimated mine life in excess of 24 years.

In June, Newmont completed the acquisition of the remaining 33.33% interest in the Boddington project from AngloGold Ashanti Australia Limited (“AngloGold”), a wholly-owned subsidiary of AngloGold Ashanti Ltd.  In connection with the acquisition closing, Newmont incurred transaction costs of $59 million which were expensed in the second quarter.  Additionally, Newmont paid cash of $182 million to reimburse AngloGold for its share of capital and other expenditures from January 1, 2009, the effective date of the transaction.

Transactions Update

Kori Kollo - On July 17th, the Company sold its interest in Empresa Minera Inti Raymi ("Inti Raymi" or “Kori Kollo”) in Bolivia to Compania Procesadora de Minerales S.A., a company controlled by its long-time Bolivian partner.  As part of the transaction, a reclamation trust fund will be established with the proceeds to be made available exclusively to pay for closure and reclamation costs when operations eventually cease.  The buyer assumed all obligations of the operation and has agreed to pay Newmont a nominal royalty from future production.   The Company recognized a $14 million charge, net of tax benefits, in the second quarter as a result of the pending sale of its interest in Inti Raymi and has reported the results of operations for Kori Kollo as part of discontinued operations.  With the sale of Inti Raymi, Newmont has no remaining operations in Bolivia.

Batu Hijau Divestiture - Significant progress has been made, in cooperation with the Government of Indonesia (the “GOI”), to implement the international arbitration panel’s decision of March 31, 2009, relating to the divestment of a portion of Newmont and Sumitomo’s interest in Batu Hijau.

In its award, the international arbitration panel ruled that Newmont and Sumitomo must implement the following by the end of September:

❑	Pay a portion of the GOI’s costs associated with the arbitration;
❑	Ensure the release of pledges on 31% of PTNNT’s shares held by the Senior Lenders;
❑	Transfer for value the 3% shares from 2006 and 7% shares from 2007 to the local and regional governments or their designee; and
❑	Reach agreement with the GOI on the valuation of the 2008 7% divestiture shares and offer those shares to the GOI.

In April 2009, Newmont and Sumitomo paid the required $1.7 million of the GOI’s arbitration costs and in May secured the release of 31% of PTNNT’s shares pledged to the Senior Lenders.  In addition, the 2006 and 2007 shares have been re-offered to the local and regional governments for $109 million and $282 million, respectively.  In July, Newmont and Sumitomo and the GOI agreed to value the 14% interest in PTNNT, associated with the 2008 and 2009 divestiture shares at approximately $494 million ($3.526 billion for 100%) of PTNNT, and the 2008 and 2009 divestiture shares were re-offered to the GOI.

“We are pleased to have reached a final valuation for the 2008 and 2009 shares with the Government, and we appreciate the collaborative approach taken to reaching agreement in a timely fashion,” said Newmont’s President and Chief Executive Officer, Richard O’Brien.  “Now that this milestone has been achieved, we look forward to the Government advising us to whom Newmont and Sumitomo should transfer the unpledged shares in order to complete implementation of the international arbitration panel’s award within the 180-day timeframe.”

Consolidated Statements of Income (unaudited, in millions, except per share)

	Three Months Ended June 30,		Six Months Ended June 30,
	2009	2008	2009	2008
Revenues
Sales - gold, net	$1,373	$1,320	$2,748	$2,813
Sales - copper, net	229	183	390	615
	1,602	1,503	3,138	3,428
Costs and expenses
Costs applicable to sales - gold (1)	635	645	1,289	1,277
Costs applicable to sales - copper (1)	61	104	146	254
Amortization	176	183	367	362
Accretion	8	8	17	16
Exploration	51	58	92	97
Advanced projects, research and development	42	39	73	69
General and administrative	40	37	79	66
Other expense, net	116	118	192	180
	1,129	1,192	2,255	2,321
Other income (expense)
Other income, net	9	19	18	34
Interest expense, net	(23)	(35)	(55)	(63)
	(14)	(16)	(37)	(29)
Income from continuing operations before income tax (expense) benefit and other items	459	295	846	1,078
Income tax (expense) benefit	(136)	42	(241)	(187)
Equity loss of affiliates	(3)	––	(8)	(5)
Income from continuing operations	320	337	597	886
(Loss) income from discontinued operations	(14)	2	(14)	10
Net income	306	339	583	896
Less: Net income attributable to noncontrolling interests	144	68	232	260
Net income attributable to Newmont stockholders	$162	$271	$351	$636

Net income attributable to Newmont stockholders:
Continuing operations	$171	$270	$360	$627
Discontinued operations	(9)	1	(9)	9
	$162	$271	$351	$636

Income per common share
Basic:
Continuing operations	$0.35	$0.60	$0.75	$1.38
Discontinued operations	(0.02)	––	(0.02)	0.02
	$0.33	$0.60	$0.73	$1.40
Diluted:
Continuing operations	$0.35	$0.59	$0.75	$1.37
Discontinued operations	(0.02)	––	(0.02)	0.02
	$0.33	$0.59	$0.73	$1.39
Basic weighted-average common shares outstanding	490	454	483	454
Diluted weighted-average common shares outstanding	491	456	484	457
Cash dividends declared per common share	$0.10	$0.10	$0.20	$0.20

(1) Exclusive of Amortization and Accretion.

Consolidated Balance Sheets (unaudited, in millions)

	At June 30, 2009	At December 31, 2008
ASSETS
Cash and cash equivalents	$544	$435
Marketable securities and other short-term investments	19	12
Trade receivables	229	104
Accounts receivable	283	214
Inventories	481	507
Stockpiles and ore on leach pads	318	290
Deferred income tax assets	188	284
Other current assets	395	455
Current assets	2,457	2,301
Property, plant and mine development, net	11,825	10,128
Investments	902	655
Stockpiles and ore on leach pads	1,326	1,136
Deferred income tax assets	1,126	1,039
Other long-term assets	218	207
Goodwill	188	188
Assets of operations held for sale	69	73
Total assets	$18,111	$15,727
LIABILITIES
Current portion of long-term debt	$221	$165
Accounts payable	310	411
Employee-related benefits	162	170
Income and mining taxes	90	61
Other current liabilities	1,071	770
Current liabilities	1,854	1,577
Long-term debt	2,810	3,072
Reclamation and remediation liabilities	721	699
Deferred income tax liabilities	1,237	1,051
Employee-related benefits	404	379
Other long-term liabilities	277	252
Liabilities of operations held for sale	54	36
Total liabilities	7,357	7,066

STOCKHOLDERS’ EQUITY
Common stock	768	709
Additional paid-in capital	8,052	6,831
Accumulated other comprehensive income (loss)	141	(253)
Retained earnings	302	4
Total Newmont stockholders’ equity	9,263	7,291
Noncontrolling interests	1,491	1,370
Total stockholders’ equity	10,754	8,661
Total liabilities and stockholders’ equity	$18,111	$15,727

Consolidated Statements of Cash Flows (unaudited, in millions)

	Three Months Ended June 30,		Six Months Ended June 30,
	2009	2008	2009	2008
Operating activities:
Net income	$306	$339	$583	$896
Adjustments:
Amortization	177	183	367	362
Loss (income) from discontinued operations	14	(2)	14	(10)
Accretion of accumulated reclamation obligations	11	10	23	20
Deferred income taxes	6	(157)	(13)	(208)
Write-down of investments	––	34	6	56
Stock based compensation and other benefits	16	13	30	24
Other operating adjustments and write-downs	21	67	53	90
Net change in operating assets and liabilities	(48)	(106)	(177)	(259)
Net cash provided from continuing operations	503	381	886	971
Net cash provided from (used in) discontinued operations	4	(11)	8	(107)
Net cash provided from operations	507	370	894	864
Investing activities:
Additions to property, plant and mine development	(580)	(445)	(910)	(893)
Investments in marketable debt and equity securities	––	(14)	––	(17)
Proceeds from sale of marketable debt and equity securities	5	17	5	17
Acquisitions, net	(741)	(7)	(760)	(325)
Other	(2)	(20)	(7)	(16)
Net cash used in investing activities of continuing operations	(1,318)	(469)	(1,672)	(1,234)
Net cash used in investing activities of discontinued operations	––	(5)	––	(10)
Net cash used in investing activities	(1,318)	(474)	(1,672)	(1,244)
Financing activities:
Proceeds from debt, net	125	451	1,494	1,023
Repayment of debt	(79)	(250)	(1,668)	(625)
Dividends paid to common stockholders	(49)	(46)	(98)	(91)
Dividends paid to noncontrolling interests	(112)	(49)	(112)	(147)
Proceeds from stock issuance, net	8	7	1,247	24
Change in restricted cash and other	(8)	6	5	7
Net cash (used in) provided from financing activities of continuing operations	(115)	119	868	191
Net cash used in financing activities of discontinued operations	(1)	(1)	(2)	(2)
Net cash (used in) provided from financing activities	(116)	118	866	189
Effect of exchange rate changes on cash	20	8	21	(4)
Net change in cash and cash equivalents	(907)	22	109	(195)
Cash and cash equivalents at beginning of period	1,451	1,014	435	1,231
Cash and cash equivalents at end of period	$544	$1,036	$544	$1,036

Sales Statistics

	Three Months Ended June 30,		Six Months Ended June 30,
	2009	2008	2009	2008
Gold
Consolidated ounces sold (thousands):
North America
Nevada (1)	415	554	933	1,080
La Herradura	31	25	56	49
	446	579	989	1,129
South America
Yanacocha	534	432	1,004	972

Asia Pacific
Jundee	108	109	202	200
Tanami	88	95	173	190
Kalgoorlie	71	63	146	132
Waihi	16	34	56	65
Batu Hijau	107	37	173	158
	390	338	750	745
Africa
Ahafo (2)	132	134	276	239
	1,502	1,483	3,019	3,084
Equity ounces sold (thousands):
North America
Nevada (1)	415	554	933	1,080
La Herradura	31	25	56	49
	446	579	989	1,129
South America
Yanacocha	274	222	515	499

Asia Pacific
Jundee	108	109	202	200
Tanami	88	95	173	190
Kalgoorlie	71	63	146	132
Waihi	16	34	56	65
Batu Hijau	48	17	78	71
	331	318	655	658
Africa
Ahafo (2)	132	134	276	239
	1,183	1,253	2,435	2,525
Discontinued Operations
Kori Kollo	15	18	31	36
	1,198	1,271	2,466	2,561
Copper
Batu Hijau pounds sold (millions):
Consolidated	105	51	201	157
Equity	47	23	90	70

(1)   Includes incremental start-up ounces of 1 for both the second quarter and first half of 2009 and the first half of 2008.
(2)   Includes incremental start-up ounces of 16 for both the second quarter and first half of 2008.

Costs Applicable to Sales and Consolidated Capital Expenditures Statistics

	Three Months Ended June 30,		Six Months Ended June 30,
	2009	2008	2009	2008
Gold
Costs Applicable to Sales ($/ounce) (1)
North America
Nevada (1)	$549	$430	$527	$420
La Herradura	398	388	393	357
	538	429	519	417
South America
Yanacocha	323	374	324	339

Asia Pacific
Jundee	338	401	345	410
Tanami	599	605	586	565
Kalgoorlie	607	860	625	817
Waihi	582	441	426	448
Batu Hijau	229	518	297	358
	426	560	450	514
Africa
Ahafo	428	390	413	425
Average	$423	$439	$427	$416

Copper
Costs Applicable to Sales ($/pound1)
Batu Hijau	$0.58	$2.02	$0.73	$1.62

	Three Months Ended June 30,		Six Months Ended June 30,
	2009	2008	2009	2008
Consolidated Capital Expenditures ($ millions):
North America
Nevada	$58	$70	$111	$140
Hope Bay	2	21	3	30
La Herradura	10	1	19	12
	70	92	133	182
South America
Yanacocha	29	45	62	81

Asia Pacific
Boddington	468	187	684	392
Jundee	9	10	14	19
Tanami	18	11	28	21
Kalgoorlie	––	4	2	5
Waihi	2	9	3	19
Batu Hijau	17	26	23	54
Other Asia Pacific	––	––	1	––
	514	247	755	510
Africa
Ahafo	14	33	23	60
Akyem	––	(1)	1	1
	14	32	24	61
Corporate and Other	5	4	8	6
Total - Accrual Basis	632	420	982	840
Change in Capital Accrual	(52)	26	(72)	53
Total - Cash Basis	$580	$446	$910	$893

(1)   Excludes Amortization and Accretion.

Supplemental Information

Reconciliation of Adjusted Net Income to GAAP Net Income - Management of the Company uses the non-GAAP financial measure Adjusted net income to evaluate the Company’s operating performance, and for planning and forecasting future business operations.  The Company believes the use of Adjusted net income allows investors and analysts to compare the results of the continuing operations of the Company and its direct and indirect subsidiaries relating to the production and sale of minerals to similar operating results of other mining companies, by excluding exceptional or unusual items, income or loss from discontinued operations and the permanent impairment of assets, including marketable securities and goodwill.  Management’s determination of the components of Adjusted net income are evaluated periodically and based, in part, on a review of non-GAAP financial measures used by mining industry analysts.

Adjusted net income is not, and should not be used as, an alternative to GAAP Net income as reflected in the consolidated financial statements of the Company.  Adjusted net income is not a measure of financial performance under GAAP and this measure should not be considered in isolation or as a substitute to performance measures calculated in accordance with GAAP.  The table below sets forth a reconciliation of Adjusted net income to GAAP Net income, which is the most directly comparable GAAP financial measure.

Description ($million except per share, after-tax)	Q2 2009	Per Share	Q2 2008	Per Share
Adjusted net income	$213	$0.43	$221	$0.50
Boddington acquisition costs	(42)	(0.08)	-	-
Income taxes	-	-	129	0.28
Legacy reclamation obligations	-	-	(41)	(0.09)
Write-down of marketable securities	-	-	(34)	(0.08)
Western Australia gas interruption	-	-	(5)	(0.01)
GAAP income from continuing operations (1)	171	0.35	270	0.60
Loss from discontinued operations (1)	(9)	(0.02)	1	0.00
GAAP net income (1)	$162	$0.33	$271	$0.60

(1) Attributable to Newmont stockholders

2009 Annual Guidance - The table below sets forth the Company’s current outlook and forecast assumptions:

Description	Q2 Update	Q1 Update	2009 Original
Equity gold sales (million ounces)	5,200 - 5,400	5,200 - 5,500	5,200 - 5,500
Costs applicable to sales ($/ounce)	$400 - $440	$400 - $440	$400 - $440
Equity copper sales (million pounds)	210 - 230	210 - 230	210 - 230
Costs applicable to sales ($/pound)	$0.50 - $0.65	$0.50 - $0.65	$0.65 - $0.75
Consolidated capital expenditures ($ million)	$1,500 - $1,700	$1,400 - $1,600	$1,400 - $1,600
Amortization ($ million)	$740 - $780	$775 - $825	$775 - $825
Exploration ($ million)	$165 - $175	$165 - $175	$165 - $175
Advanced projects, research and development ($ million)	$140 - $160	$120 - $150	$120 - $150
General & administrative ($ million)	$150 - $160	$140 - $150	$140 - $150
Interest expense, net ($ million)	$100 - $110	$150 - $160	$150 - $160
Effective tax rate	27% - 31%	27% - 31%	28% - 32%
Forecast Assumptions	Q2 Update	Q1 Update	2009 Original
Gold Price ($/ounce)	$925	$875	$750
Copper price ($/pound)	$2.00	$1.50	$2.00
Oil price ($/barrel)	$70	$50	$70
Australian dollar exchange rate	0.75	0.7	0.75

To view complete financial disclosure, including regional mine statistics, Results of Consolidated Operations, Liquidity and Capital Resources, Management’s Discussion & Analysis, the Form 10-Q, and a complete outline of the 2009 Operating and Financial guidance by region, please see www.newmont.com.

The Company’s second quarter earnings conference call and webcast presentation will be held on Thursday, July 23, 2009 beginning at 10:00 a.m. Eastern Time (8:00 a.m. Mountain Time).  To participate:

Dial-In Number	888.469.2059
Intl Dial-In Number	210.234.0057
Leader	Richard O’Brien
Pass code	Newmont
Replay Number	866.483.9088
Intl Reply Number	203.369.1587
Replay Pass code	6396668

The conference call will also be simultaneously carried on the Company’s website at www.newmont.com under Our Investors/Events and Presentations and will be archived there for a limited time.

Investor Contact
John Seaberg	303.837.5743	john.seaberg@newmont.com

Media Contact
Omar Jabara	303.837.5114	omar.jabara@newmont.com

Cautionary Statement

This news release contains “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended that are intended to be covered by the safe harbor created by such sections and other applicable laws. Words such as “expect(s),” “feel(s),” “believe(s),” “will,” “may,” “anticipate(s),” “estimate(s),” “should,” “intend(s)” and similar expressions are intended to identify forward-looking statements. Such forward-looking statements include, without limitation, (i) estimates of future mineral production and sales; (ii) estimates of future costs applicable to sales, other expenses and taxes, for specific operations and on a consolidated basis; (iii) estimates of future capital expenditures, construction, production or closure activities; (iv) statements regarding future exploration expenditures, results and reserves; (v) statements regarding fluctuations in capital and currency markets; (vi) statements regarding potential cost savings, productivity, operating performance, and ownership and cost  structures; (vii) expectations regarding the completion and timing of the remaining interest in Boddington acquisition and other acquisitions or divestitures; and (viii) expectations regarding the start-up time, design, mine life, production and costs applicable to sales and exploration potential of the Boddington project and other projects.  Where the Company expresses or implies an expectation or belief as to future events or results, such expectation or belief is expressed in good faith and believed to have a reasonable basis.  However, forward-looking statements are subject to risks, uncertainties and other factors, which could cause actual results to differ materially from future results expressed, projected or implied by such forward-looking statements.  Such risks include, but are not limited to, gold and other metals price volatility, currency fluctuations, increased production costs and variances in ore grade or recovery rates from those assumed in mining plans, political and operational risks in the countries in which we operate, and governmental regulation and judicial outcomes.  For a more detailed discussion of such risks and other factors, see the Company’s 2008 Annual Report on Form 10-K, filed on February 19, 2009, with the Securities and Exchange Commission, as well as the Company’s other SEC filings. The Company does not undertake any obligation to release publicly revisions to any “forward-looking statement,” to reflect events or circumstances after the date of this news release, or to reflect the occurrence of unanticipated events, except as may be required under applicable securities laws.